Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                         (Pursuant to Section 242 of the
                             General Corporation Law
                            of the State of Delaware)


                  Diamond Triumph Auto glass, inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

                  1. That the name of the company is Diamond Triumph Auto Glass, Inc.

                  2. That the name under which the Company was originally incorporated i Triumph Auto Glass of Ohio, Inc.

                  3. That the Certificate of Incorporation of the Company was filed in the office of the Secretary of State of the State of Delaware on the 8th day of April, 1994.

                  4. The first paragraph of Article FOURTH of the Certificate of Incorporation of, the Company, as amended, is hereby further amended to read in its entirety as follows:

                           "The  total  number of share of all  classes of stock
                  which the Company shall have authority to issue is one million one hundred thousand (1,100,000) of which one hundred thousand (100,000) shall be designated Preferred Stock par value $.01 per share (hereinafter the "Preferred Stock"), and one million (1,000,000) shall be designated Common Stock, par value $.01 per share (hereinafter the "Common Stock").

                  5. The foregoing amendment was declared advisable by the Board of Directors of the Corporation pursuant to a resolution duly adopting the amendment on the date hereof, and was duly adopted in accordance with the provisions of Section 242(b) of the Delaware General Corporation Law by the unanimous written consent of stockholders of the Company.

                  IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Co-Chief Executive Officer on this 28th day of April, 1998.

                                             DIAMOND TRIUMPH AUTO GLASS, INC.

                                             /s/ Kenneth Levine
                                             ----------------------------------
                                             Kenneth Levine
                                             Co-Chief Executive Officer